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EXHIBIT 8.1

[LETTERHEAD OF THOMPSON & KNIGHT L.L.P.]

July 9, 2003

Crosstex Energy, L.P.
2501 Cedar Springs, Suite 600
Dallas, Texas 75201

  Re:
  Crosstex Energy, L.P.—Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to Crosstex Energy, L.P., a Delaware limited partnership (the "Partnership") and to the general partner of the Partnership in connection with the offer and sale of common units in the Partnership pursuant to a Registration Statement on Form S-1 (the "Registration Statement").

        We hereby confirm as our opinion the statements that appear under the caption "Material Tax Consequences" in the Registration Statement and that are identified as our opinion subject to the assumptions, qualifications and limitations set forth therein as to such opinion.

        This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced therein that becomes untrue or incorrect. This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the heading "Material Tax Consequences." This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

THOMPSON & KNIGHT L.L.P.
By:	/s/ R. DAVID WHEAT R. David Wheat, Partner

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  EXHIBIT 8.1